CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Stock Participation Accreting Redemption Quarterly-pay Securities due 2008	$43,500,025.66	$1,335.45

March 2007	Pricing Supplement No. 222
Registration Statement No. 333-131266
Dated March 23, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
Opportunities in Equities
8% SPARQS®
Mandatorily Exchangeable for Common Stock of
Archer-Daniels-Midland Company
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 8% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement. At maturity, the SPARQS will pay a number of shares of Archer-Daniels-Midland Company common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning October 20, 2007. The SPARQS do not guarantee any return of principal at maturity.

FINAL T E R M S
Issuer:	Morgan Stanley
Maturity date:	April 20, 2008
Underlying stock:	Archer-Daniels-Midland Company common stock (“ADM Stock”)
Aggregate principal amount:	$43,500,025.66
Coupon:	8% per annum, payable quarterly beginning July 20, 2007
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into ADM Stock at the exchange ratio.
Exchange ratio:	1.0, subject to adjustment for certain corporate events.
Issuer call right:	Beginning on October 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.
Yield to call:	17% per annum on the stated principal amount.
First call date:	October 20 , 2007
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	April 10, 2008
Stated principal amount:	$35.63 per SPARQS
Issue price:	$35.63 per SPARQS (see “Commissions and issue price” below)
Pricing date:	March 23, 2007
Original issue date:	March 30, 2007 (5 business days after the pricing date)
CUSIP:	61750V477
Listing:	The SPARQS have been approved for listing on the American Stock Exchange LLC (the “AMEX”) subject to official notice of issuance. The AMEX listing symbol for the SPARQS is “AMA”. It is not possible to predict whether any secondary market for the SPARQS will develop.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$35.63	$0.579	$35.051
	Total	$43,500,025.66	$706,890.68	$42,793,134.98

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor. The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS. Please see “Issue price” on page 2 for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

The SPARQS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 8% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement. At maturity, the SPARQS will pay a number of shares of Archer-Daniels-Midland Company common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning October 20, 2007. The SPARQS do not guarantee any return of principal at maturity. The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 23, 2007	March 30, 2007 (5 business days after the pricing	April 20, 2008, subject to postponement due to a
	date)	market disruption event

Key Terms
Issuer:	Morgan Stanley

Underlying stock:	Archer-Daniels-Midland Company common stock (“ADM Stock”)

Coupon:	8% per annum, payable quarterly beginning July 20, 2007.

Issue price:	$35.63 per SPARQS, which is equal to the closing price of one share of the underlying stock on the pricing date times the exchange ratio as of the pricing date.

The SPARQS will be issued at 100% of the stated principal amount per SPARQS and the agent’s commissions will be 1.625% of the stated principal amount per SPARQS; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of SPARQS will be 99.75% of the stated principal amount per SPARQS and 1.375% of the stated principal amount per SPARQS, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of SPARQS will be 99.625% of the stated principal amount per SPARQS and 1.25% of the stated principal amount per SPARQS, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of SPARQS will be 99.50% of the stated principal amount per SPARQS and 1.125% of the stated principal amount per SPARQS, respectively. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

Stated principal amount:	$35.63 per SPARQS, which is equal to the closing price of one share of the underlying stock on the pricing date times the exchange ratio as of the pricing date.

Denominations:	$35.63 and integral multiples thereof.

Interest payment dates:	July 20, 2007, October 20, 2007, January 20, 2008 and the maturity date.

Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into ADM Stock at the exchange ratio.

Exchange ratio:	1.0, subject to adjustment for certain corporate events.

Issuer call right:

Beginning on October 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	17% per annum on the stated principal amount.

First call date:	October 20, 2007

Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.

Final call notice date:	April 10, 2008

Postponement of maturity date:

If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 6.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

General Information
Listing:

The SPARQS have been approved for listing on the AMEX subject to official notice of issuance. The AMEX listing symbol for the SPARQS is “AMA”. It is not possible to predict whether any secondary market for the SPARQS will develop.

CUSIP:	61750V477

Minimum ticketing size:	100 SPARQS

Tax considerations:

The U.S. federal income tax consequences of an investment in the SPARQS are uncertain. There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract. We have determined that the Yield on the Deposit is 5.168% per annum compounded quarterly, and that the remainder of the stated interest payments on the SPARQS is attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Treatment of the SPARQS.”

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result. The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income. The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income. Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the issue price. Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the underlying equity received and will have a tax basis in the underlying equity received equal to the issue price.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to non-U.S. holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%. See the section called “United States Federal Taxation — Tax Consequences to Non- U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to non-U.S. holders for whom income or gain in respect of the SPARQS is effectively connected with a trade or business in the United States.

The issuer does not render any advice on tax matters. This material is not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the SPARQS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Use of proceeds and hedging:

The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets. Such purchase activity could have increased the price of the underlying stock, and, accordingly, could have increased the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225 7000).

This offering summary represents a summary of the terms and conditions of the SPARQS. We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following terms:

Original issue date: Interest payment dates:	March 30, 2007 July 20, 2007, October 20, 2007, January 20, 2008 and the maturity date

Yield to call:	17% per annum (computed on the basis of a 360-day year of twelve 30-day months)

Stated principal amount: Interest rate: Discount factor:	$35.63 per SPARQS 8% per annum 1 / 1.17[x] , where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount. The discount factor is based on the yield to call rate of 17% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the terms set forth above and the sample call dates as indicated. The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on October 20, 2007 (first call date)

Call price received:	$37.2589

Total amount received over the term of the SPARQS:	$38.8425

Call on November 30, 2007 (random interim call date)

Call price received:	$37.5980

Total amount received over the term of the SPARQS:	$39.4983

Call on April 20, 2008 (maturity date)

Call price received:	$36.0536

Total amount received over the term of the SPARQS:	$36.2120

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of October 20, 2007 based upon the terms set forth above.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

■

The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor. The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

	–	For example, the present value of all of the interest payments for the hypothetical call date of October 20, 2007 is $ 1.4833 ($ 0.8302 + $ 0.6531).
■

Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

	–	For example, for the hypothetical call date of October 20, 2007, the present value of the call price is $ 34.1467 ($ 35.6300 - $ 1.4833).
■

The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

–

For the hypothetical call date of October 20, 2007, the call price is therefore $ 37.2589, which is the amount that, if paid on October 20, 2007, has a present value on the original issue date of $ 34.1467, based on the applicable discount factor.

The call price calculated in the following table is based upon the terms set forth above and the sample call date of October 20, 2007. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2 /360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
March 30, 2007	($35.63)					0	.00000	100.000%
July 20, 2007		$0.8710			$0.8710	110	.30556	95.316%	$0.8302
Call date (October 20, 2007)			$0.7126		$0.7126	200	.55556	91.647%	$0.6531
Call date (October 20, 2007)				$37.2589	$37.2589	200	.55556	91.647%	$34.1467
Total amount received on the call date: $37.9715
Total amount received over the term of the SPARQS: $38.8425

1

The call price of $37.2589 is the dollar amount that has a present value of $34.1467, which has been discounted to the original issue date from the call date at the yield to call rate of 17% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $35.63 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1.17 [x], where x is years from original issue date to, and including, the applicable payment date.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS. Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS. For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

■	No guaranteed return of principal. If, at maturity, the closing price of ADM Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

■	The return on the SPARQS is limited by the issuer’s call right. The return you realize on the SPARQS is limited by the issuer’s call right. The issuer may call the SPARQS at any time beginning October 20, 2007, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 17% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date. You should not expect to obtain a total yield (including interest payments) of more than 17% per annum on the stated principal amount of the SPARQS to the call date.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the SPARQS in the secondary market. It is expected that generally the trading price of ADM Stock on any day will affect the value of the SPARQS more than any other single factor. However, because of the issuer’s call right, the SPARQS may trade differently from ADM Stock. Other factors that may influence the value of the SPARQS include: the volatility of ADM Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on ADM Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Archer-Daniels-Midland Company that may or may not require an adjustment to the exchange ratio.

■	Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of ADM Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS. The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

■	No shareholder rights. Investing in SPARQS is not equivalent to investing in ADM Stock. As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to ADM Stock.

■	The SPARQS may become exchangeable into the common stock of companies other than Archer-Daniels-Midland Company. Following certain corporate events relating to ADM Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Archer-Daniels-Midland Company in lieu of, or in addition to, ADM Stock or the common stock of a successor corporation to Archer-Daniels-Midland Company. For these SPARQS, the three

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

companies would be selected from the S&P 500® Index. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

■	Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting ADM Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of ADM Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

■	The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.
There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’scounsel has not rendered an opinion as to their proper characterization for U.S. federal income taxpurposes. Please read the discussion under “Fact Sheet — General Information — Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation”in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for theSPARQS, the timing and character of income on the SPARQS might differ from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the prospectus supplement for SPARQS.

Other Risk Factors

■	Secondary trading may be limited. There may be little or no secondary market for the SPARQS. Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

■	No affiliation with Archer-Daniels-Midland Company. Archer-Daniels-Midland Company is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS. The issuer has not made any due diligence inquiry with respect to Archer-Daniels-Midland Company in connection with this offering.

■	Potential adverse economic interest of the calculation agent. The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade ADM Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could have adversely affected the price of ADM Stock on the pricing date and could adversely affect the price of ADM Stock at maturity and, as aresult, could decrease the value of the payment you receive on the SPARQS at maturity. Any ofthese hedging or trading activities on or prior to the pricing date could have potentially affected the

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

price of ADM Stock and, accordingly, could have increased the issue price of the SPARQS and, therefore, the price at which ADM Stock must close before you would receive at maturity an amount of ADM Stock worth as much as or more than the issue price of the SPARQS. Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of ADM Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of ADM Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

■	Morgan Stanley may engage in business with or involving Archer-Daniels-Midland Company without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with Archer-Daniels-Midland Company without regard to your interests, and thus may acquire non-public information about Archer-Daniels-Midland Company. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Archer-Daniels-Midland Company, which may or may not recommend that investors buy or hold ADM Stock.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

Information about the Underlying Stock

Archer-Daniels-Midland Company. Archer-Daniels-Midland Company (NYSE: ADM) is principally engaged in procuring, transporting, storing, processing, and merchandising agricultural commodities and products.

ADM Stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Archer-Daniels-Midland Company pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-00044 through the Securities and Exchange Commission’s website at http://www.sec.gov. Additional information regarding Archer-Daniels-Midland Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

This pricing supplement relates only to the SPARQS offered hereby and does not relate to ADM Stock or other securities of Archer-Daniels-Midland Company. The issuer has derived all disclosures contained in this pricing supplement regarding Archer-Daniels-Midland Company from the publicly available documents described in the preceding paragraph. In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Archer-Daniels-Midland Company. Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Archer-Daniels-Midland Company is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of ADM Stock.

Historical Information

The following table presents the published high and low closing prices of ADM Stock for 2004, 2005, 2006 and 2007 through March 23, 2007. The closing price of ADM Stock on March 23, 2007 was $35.63. The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of ADM Stock as an indication of future performance.

(CUSIP 039483102)	High	Low	Dividends
2004
First Quarter	17.59	14.95	0.075
Second Quarter	17.56	16.21	0.075
Third Quarter	16.98	15.43	0.075
Fourth Quarter	22.36	16.80	0.075
2005
First Quarter	25.32	21.35	0.085
Second Quarter	24.97	17.99	0.085
Third Quarter	24.66	20.56	0.085
Fourth Quarter	25.20	23.25	0.085
2006
First Quarter	35.26	24.38	0.100
Second Quarter	45.25	35.21	0.100
Third Quarter	44.00	37.17	0.100
Fourth Quarter	39.87	31.48	0.100
2007
First Quarter (through March 23, 2007)	35.88	30.70	0.115

The issuer makes no representation as to the amount of dividends, if any, that Archer-Daniels-Midland Company will pay in the future. In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on ADM Stock.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Archer-Daniels-Midland Company

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 1 to prospectus supplement for SPARQS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for SPARQS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for SPARQS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306002841/dp04045_424b2.htm

Prospectus dated January 25, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for SPARQS or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM” is our service mark and “SPARQS®” is our registered service mark.

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